Exhibit 3(vii)

             CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)
                         MARKETING SERVICES GROUP, INC.


        We the undersigned,  J. Jeremy Barbera, Chairman and President, and Alan
I. Annex, Secretary, of MARKETING SERVICES GROUP, INC., a Nevada corporation (the "Company"), do hereby certify that, as of the date hereof:

        The Board of Directors of said Company, at a meeting duly convened, held on the 15th day of December, 1997, adopted a resolution to amend the articles as follows:

        The first  paragraph of Article VI is amended to read:

     "The total number of shares of all classes of capital stock which the Company shall have the authority to issue is 75,150,000 shares which shall be divided into two classes as follows: (i) 150,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (ii) 75,000,000 shares of common stock, par value $.01 per share ("Common Stock")."

      That at an Annual Meeting of Stockholders held on April 3, 1998, the stockholders voted either in person or by proxy, to adopt the amendment of
Article VI as set forth and recommended by the Board of Directors. The amendment change to Article VI, pertaining to the increase in the number of shares of Common Stock was adopted by 15,211,407 shares voting in favor, 580,292 opposed and 43,017 abstentions. The remainder were non-votes. The amendment change to
Article VI, pertaining to the increase in the number of shares of Preferred Stock was adopted by 10,452,521 shares voting in favor, 607,693 opposed and 4,774,017 abstentions. The remainder were non-votes. The number of common shares of the Corporation outstanding and entitled to vote at the Annual Meeting on an amendment to the Articles of Incorporation was 17,534,674. The preferred shareholder voted 50,000 shares in favor of the amendment change to Article VI. The number of preferred shares of the Corporation outstanding and entitled to vote at the Annual Meeting on an amendment to the Articles of Incorporation was 50,000.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment as of April 3, 1998.

                               By:  /s/ J. Jeremy Barbera
                                     J. Jeremy Barbera
                                     Chairman and President

                               By:  /s/ Alan I. Annex
                                     Alan I. Annex
                                     Secretary
State of New York    } ss.
County of  New York  }
On April 3, 1998, personally appeared before me, a Notary Public, J. Jeremy Barbera, Chairman and President and Alan I. Annex, Secretary of Marketing Services Group Inc., who acknowledged that they executed the above instrument.

                                    /s/ Robert S. Matlin
                                     Signature of Notary